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                                                                  EXHIBIT 99.001


                                              CONTACTS:  HARVE FERRILL, CHAIRMAN
                                                                  (312-382-1105)
                                                        PAUL YOVOVICH, PRESIDENT
                                                                  (312-382-1107)

                      CUC INTERNATIONAL SIGNS AGREEMENT TO
                        ACQUIRE ADVANCE ROSS CORPORATION


        Chicago, IL, October 18, 1995 -- CUC International Inc. (NYSE:CU) announced today that it has signed an agreement to acquire all of the outstanding common stock of Advance Ross Corporation (NASDAQ:AROS), a processor of value-added tax refunds to travelers in over 20 European countries. CUC International plans to effect the acquisition through a tax-free merger of a wholly-owned acquisition subsidiary into Advance Ross. Pursuant to the merger, CUC plans to issue five-sixths of a share of its common stock for each share of Advance Ross common stock held on the effective date of the merger, subject to certain adjustments. As of October 16, 1995, Advance Ross had approximately
7.1 million shares of common stock outstanding. CUC International intends to account for the acquisition as a "pooling-of-interests."
        The acquisition is subject to customary closing conditions, including the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the approval of the holders of Advance Ross common stock. It is anticipated that the acquisition will be completed in January, 1996.



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        Walter A. Forbes, Chairman and Chief Executive Officer of CUC
International, commented, "This acquisition marks an important strategic move for CUC International as it significantly strengthens our worldwide presence, while also providing an extensive, new distribution channel for our services. Advance Ross will work closely with our International division, which is headquartered in London."
        More specifically:
        - With access to over 90,000 retailers, including many high-end department stores and boutiques, the acquisition will provide CUC International with a broad international distribution channel for its Entertainment Publications and other services.
        -        Advance Ross has operations in over 20 European countries.
                 There are significant opportunities to expand into additional countries, primarily in Eastern Europe.
        - Advance Ross has a presence in most major European airports, providing an additional distribution channel for CUC International's services. Currently, CUC International is marketing its Travel service, on a test basis, with Advance Ross at Heathrow Airport.
        Harve Ferrill, Chief Executive Officer of Advance Ross, stated, "We are pleased to become an integral part of CUC International's global growth strategy. CUC's direct-marketing expertise and entrepreneurial spirit, when coupled with our international strength, promises to be a powerful combination."



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        Mr. Ferrill continued, "Not only can CUC gain tremendous leverage from our international presence, but we can also gain from CUC's marketing skills. The value-added tax refund is a boon to travelers; yet, many tourists are unaware of it. CUC's proven marketing expertise should prove quite valuable in our objective to increase travelers' awareness and usage of the refund."
        The merger agreement calls for five-sixths of a share of CUC common stock to be issued for each share of Advance Ross common stock, assuming that CUC common stock trades at an average price between $30.00 and $38.00 per share over the ten-day period prior to a special shareholder meeting. If CUC's average price over that period is above $38.00, the CUC shares to be exchanged for each share of Advance Ross common stock would be decreased to produce a maximum $31.67 value for the CUC stock exchanged for each Advance Ross share. If CUC's average price over that period is below $30.00, the CUC shares to be exchanged would be increased to produce a minimum of $25.00 for the CUC stock exchanged for each Advance Ross share.
        Advance Ross Corporation's primary business is Europe Tax-free Shopping
(ETS), the world's leading value-added tax (VAT) refund service. For the year ended December 31, 1994, Advance Ross reported revenues of $66.5 million. Net income was $8.3 million, or $.97 per fully diluted share, on 8.6 million weighted average common shares outstanding, which reflects the two-for-one split distributed on September 8, 1995.



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        CUC International Inc. is a leading membership-services company, currently providing more than 38 million consumers with access to a variety of services including home shopping, travel, insurance, auto, dining, home improvement, lifestyle clubs, checking account enhancements and discount coupon programs.
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